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EXHIBIT 21

COURIER CORPORATION
SUBSIDIARIES OF REGISTRANT

        Registrant has the following subsidiaries:

Name	Immediate Parent	Jurisdiction of Incorporation	% Owned by Immediate Parent
Book-mart Press, Inc.	Massachusetts National Publishing Business Trust	New Jersey	100%
Courier New Media, Inc.	Massachusetts National Publishing Business Trust	Massachusetts	100%
Courier Companies, Inc.	Massachusetts National Publishing Business Trust	Massachusetts	100%
Courier Kendallville, Inc.	Massachusetts National Publishing Business Trust	Indiana	100%
Courier Properties, Inc.	Massachusetts National Publishing Business Trust	Massachusetts	100%
Dover Bookstore, Inc.	Massachusetts National Publishing Business Trust	New York	100%
Dover Publications, Inc.	Massachusetts National Publishing Business Trust	New York	100%
Massachusetts National Publishing Business Trust	National Publishing Company	Massachusetts	100%
National Publishing Company	Courier Corporation	Pennsylvania	100%
Courier Foreign Sales Corporation Ltd.	National Publishing Company	Jamaica	99%

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COURIER CORPORATION SUBSIDIARIES OF REGISTRANT